UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2005

PINNACLE ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-13641	95-3667491
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Howard Hughes Parkway Las Vegas, Nevada	89109
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (702) 784-7777

N/A

(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 17, 2005, Pinnacle Entertainment, Inc. (the “Company”) publicly announced that it had appointed Wade Hundley, the Company’s Executive Vice President and Chief Operating Officer, to serve as the Company’s President. Alain Uboldi, the Company’s General Manager of the Company’s L’Auberge du Lac property, has been appointed to serve as the Company’s new Chief Operating Officer. The effective date of the appointments was February 15, 2005.

Mr. Hundley, age 40, served as the Company’s Executive Vice President and Chief Operating Officer since September 2001. Mr. Hundley was Executive Vice President in the Office of the CEO of Harveys Casino Resorts (gaming operations) from December 2000 through July 2001, and Principal of Colony Capital (private equity investment) from June 1993 through November 2000.

Mr. Uboldi, age 58, served as L’Auberge’s Regional Vice President and General Manager since February 2004, and Vice President and General Manager of the Company’s Belterra property from November 2001 to January 2004. Mr. Uboldi was the President and Chief Executive Officer of Lady Luck Gaming Corporation from 1992 to 2000. In 2001, Mr. Uboldi created a consulting company, A Winning Solution, for which he was President.

The Company has a four-year employment agreement with Mr. Hundley that became effective March 14, 2003. Under his employment agreement, Mr. Hundley is entitled to receive annual compensation of $400,000 and, subject to the discretion of the Chief Executive Officer and the Board of Directors, Mr. Hundley also is entitled to earn annual bonuses.

If Mr. Hundley terminates his employment for good reason (other than in the event of a change of control as defined in the employment agreement), or if the Company terminates Mr. Hundley without cause (other than in the event of a change of control as defined in the employment agreement), Mr. Hundley will (a) so long as he does not compete with the Company or its subsidiaries in the gaming business prior to the end of the employment contract term, (i) receive an annual salary of $400,000 through the end of the employment contract term or, if the balance of the contract term is less than one year, for one year (the “Hundley Severance Benefit”), and (ii) retain his health and disability insurance until the earlier of (x) the end of the contract term or, if the balance of the contract term is less than one year, for one year, and (y) the date on which Mr. Hundley obtains health or disability coverage under a plan not maintained by the Company or its subsidiaries, and (b) immediately vest in all Company stock options held by Mr. Hundley. If the Company terminates Mr. Hundley (other than in connection with a change of control), Mr. Hundley will have an affirmative obligation to mitigate the Hundley Severance Benefit. However, if the Company terminates Mr. Hundley, or Mr. Hundley terminates his employment for good reason, in connection with a change of control, Mr. Hundley will be entitled, in lieu of the Hundley Severance Benefit, to a lump sum payment equal to (x) two year’s base salary, plus (y) two times the largest annualized bonus that was paid to Mr. Hundley during the two years preceding the change of control (the “Hundley Change of Control Severance Benefit”). Mr. Hundley will have no obligation to mitigate the Hundley Change of Control Severance Benefit.

The Company has a four-year employment agreement with Mr. Uboldi that became effective December 22, 2003. Under his employment agreement, Mr. Uboldi is entitled to receive annual compensation of $325,000 and, subject to the discretion of the Chief Executive Officer and the Board of Directors, Mr. Uboldi also is entitled to annual bonuses. The salary was increased to $350,000 per year commensurate with this promotion. He was also awarded additional stock options to purchase 100,000 shares of stock at $17.75 per share (the market price at the date of issuance). Such options vest over five years.

If Mr. Uboldi terminates his employment for good reason (other than in the event of a change of control as defined in the employment agreement), or if the Company terminates Mr. Uboldi without cause

(other than in the event of a change of control as defined in the employment agreement), Mr. Uboldi will (a) so long as he does not compete with the Company or its subsidiaries in the gaming business prior to the end of the employment contract term, (i) receive an annual salary of $325,000 through the end of the employment contract term or, if the balance of the contract term is less than one year, for one year (the “Uboldi Severance Benefit”), and (ii) retain his health and disability insurance until the earlier of (x) the end of the contract term or, if the balance of the contract term is less than one year, for one year, and (y) the date on which Mr. Uboldi obtains health or disability coverage under a plan not maintained by the Company or its subsidiaries and (b) immediately vest in all Company stock options held by Mr. Uboldi. If the Company terminates Mr. Uboldi (other than in connection with a change of control), Mr. Uboldi will have an affirmative obligation to mitigate the Uboldi Severance Benefit. However, if the Company terminates Mr. Uboldi, or Mr. Uboldi terminates his employment for good reason, in connection with a change of control, Mr. Uboldi will be entitled, in lieu of the Uboldi Severance Benefit, to a lump sum payment equal to (x) two year’s base salary, plus (y) two times the largest annualized bonus that was paid to Mr. Uboldi during the two years preceding the change of control (the “Uboldi Change of Control Severance Benefit”). Mr. Uboldi will have no obligation to mitigate the Uboldi Change of Control Severance Benefit.

SIGNATURES

Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE ENTERTAINMENT, INC.
(Registrant)

Date: February 17, 2005	By:	/s/ Daniel R. Lee
Daniel R. Lee
Chairman and Chief Executive Officer